                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                     AMC ENTERTAINMENT INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                             AMC ENTERTAINMENT INC.
                              106 West 14th Street
                          Kansas City, Missouri 64105

                                October 27, 1997

TO THE STOCKHOLDERS OF
AMC ENTERTAINMENT INC.:

    The Annual Meeting of Stockholders of AMC Entertainment Inc. will be held at the Independence Commons 20 Theatres, 19200 East 39th Street, Independence, Missouri. The meeting will be held on December 2, 1997, at 11:00 a.m. local time and will be followed by an informal lunch and a movie. The Board of Directors cordially invites you to attend.

    I hope you will attend the meeting in person, but whether or not you expect to attend, please sign, date and return the enclosed proxy card now, so that your shares will be represented at the meeting. If you do attend the meeting, you will be entitled to vote in person.

                                                   Very truly yours,

                                                           [SIGNATURE]

                                                   S. H. Durwood
                                                   Chairman of the Board

                                     [LOGO]

                             AMC ENTERTAINMENT INC.
                              106 West 14th Street
                          Kansas City, Missouri 64105
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 2, 1997
                            ------------------------

TO THE STOCKHOLDERS OF AMC ENTERTAINMENT INC.:

    The Annual Meeting of Stockholders of AMC Entertainment Inc. (the "Company") will be held at the Independence Commons 20 Theatres, 19200 East 39th Street, Independence, Missouri. The meeting will be held on Tuesday, December 2, 1997, at 11:00 a.m. local time for the following purposes:

    1. To elect a Board of Directors for the upcoming year;

    2. To consider and vote upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending April 2, 1998;

    3. To consider and vote upon a proposal to amend Article FOURTH of the Restated and Amended Certificate of Incorporation; and

    4. To transact such other business as may properly come before the meeting.

    The close of business on October 9, 1997, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. A list of such stockholders will be available for review in the office of the Company's Secretary, on the 17th Floor of the Power and Light Building, located at 106 West 14th Street, Kansas City, Missouri, after October 28, 1997.

                                          By order of the Board of Directors

                                                    [SIGNATURE]

                                                  Nancy L. Gallagher
                                             Vice President and Secretary
Kansas City, Missouri
October 27, 1997

                             YOUR VOTE IS IMPORTANT

    If you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy to vote on the matters to be considered at the meeting, sign and date the proxy and mail it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder may revoke his proxy at any time before the meeting by written notice to such effect, by submitting a subsequently dated proxy or by attending the meeting and voting in person.

                                     [LOGO]
                             AMC ENTERTAINMENT INC.
                              106 West 14th Street
                          Kansas City, Missouri 64105

                                PROXY STATEMENT

PROXIES, SOLICITATION AND VOTING:

    This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of AMC Entertainment Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on Tuesday, December 2, 1997, at the Independence Commons 20 Theatres, 19200 East 39th Street, Independence, Missouri. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about October 27, 1997.

    The Board of Directors of the Company has established October 9, 1997, as the record date for the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournments thereof. At the close of business on the record date, the Company had outstanding 13,388,184 shares of Common Stock and 5,015,657 shares of Class B Stock. On all matters other than the election of Directors, the shares of Common Stock and Class B Stock vote together as if a single class, with each outstanding share of Common Stock having one vote per share and each outstanding share of Class B Stock having ten votes per share.

    Properly executed and dated proxies which are received by the Company prior to the Annual Meeting of Stockholders will be voted in accordance with the instructions thereon. If a proxy is received with no instructions given with respect to the matters to be acted upon, the shares represented by the proxy will be voted (i) for the election of the nominees to the Company's Board of Directors designated below, (ii) for the ratification of the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the fiscal year ending April 2, 1998, and (iii) for the proposal to amend Article FOURTH of the Restated and Amended Certificate of Incorporation. A proxy may be revoked at any time by written notice to such effect received by the Secretary of the Company before the proxy is voted at the Annual Meeting of Stockholders, by delivery to the Company of a subsequently dated proxy or by a vote cast in person at the Annual Meeting of Stockholders by written ballot.

    The election of directors is determined by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect. A favorable vote of a majority (based on voting power) of the shares of Common Stock and Class B Stock voted in person or by proxy at the Annual Meeting of Stockholders is required for the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the Company for the fiscal year ending April 2, 1998. The favorable votes of a majority (based on voting power) of the shares of outstanding Common Stock and Class B Stock entitled to notice of and to vote at the Annual

Meeting, voting in person or by proxy as a single class, and of a majority of outstanding shares of Class B Stock, voting in person or by proxy as a separate class, is required to approve the proposal to amend Article FOURTH of the Restated and Amended Certificate of Incorporation. Abstentions and broker non-votes are not counted in the calculation of the vote, except that abstentions and broker non-votes will be counted and have the same effect as votes against the proposal to amend Article FOURTH of the Restated and Amended Certificate of Incorporation. The sole holder of the outstanding Class B Stock has advised the Company of his intention to vote in favor of the Proposed Amendments.

    A proxy confers discretionary authority with respect to the voting of the shares represented thereby on any other business that may properly come before the meeting and any adjournments thereof. The Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business. However, if any such other business does come before the meeting, shares represented by proxies given pursuant to this solicitation will be voted by the persons named in the proxy in accordance with their best judgment. A proxy also confers discretionary authority on the persons named therein to approve minutes of last year's Annual Meeting of Stockholders, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as director if a nominee herein named should decline or become unable to serve as a director for any reason. The cost of the solicitation of proxies will be paid by the Company.

                            1. ELECTION OF DIRECTORS

    Directors are elected annually, and each holds office until such director's successor is duly elected and qualified or until such director's earlier resignation or removal. The by-laws of the Company provide that the full Board of Directors consists of seven (7) members. It is anticipated that seven (7) directors will be elected at the meeting. Five (5) of those directors are to be elected by the holders of Class B Stock, voting as a class, with each outstanding share having one vote per share, and two (2) of those directors are to be elected by the holders of Common Stock, voting as a class, with each outstanding share having one vote per share.

    It is intended that shares represented by the proxies will be voted in favor of the election of the nominees named below who are to be elected by the holders of Common Stock, unless otherwise directed by stockholders. Each nominee has consented to being named as a nominee and to serve if elected. In the event any nominee for director to be elected by the holders of Common Stock should decline or shall become unable to serve as a director for any reason, it is intended that the persons named in the proxy will vote for a substitute who will be designated by the Board of Directors.

DIRECTORS AND NOMINEES FOR DIRECTORS

    The Company's Directors and nominees for Directors are as follows:

                                                                                    YEAR FIRST
                                                                                    ELECTED OR
        NAME           AGE(1)     POSITIONS                                         APPOINTED
---------------------  ---------  ------------------------------------------------  ----------
Stanley H. Durwood        77      Chairman of the Board, Chief Executive Officer       1983
                                  and Director
Peter C. Brown            39      President, Chief Financial Officer and Director      1992
Philip M. Singleton       51      Executive Vice President, Chief Operating            1992
                                  Officer and Director
Charles J. Egan, Jr.      65      Director                                             1986
Paul E. Vardeman          67      Director                                             1983
William T. Grant, II      47      Director                                             1996
John P. Mascotte          58      Director                                             1996

-------------------

    (1)As of October 2, 1997.

    American Multi-Cinema, Inc. ("AMC") is a wholly owned subsidiary of the Company. The primary business of AMC is the operation of megaplex and multiplex theatres, primarily in large metropolitan markets. There are no family relationships between any Director or any Executive Officer of the Company. At each Annual Meeting of Stockholders, the Company intends to nominate as directors to be elected by the holders of Common Stock individuals who are not officers or employees of the Company or its subsidiaries but who may be incumbent directors.

NOMINEES FOR DIRECTORS

TO BE ELECTED BY HOLDERS OF CLASS B STOCK

    Mr. Stanley H. Durwood has served as a Director of the Company from its organization on June 14, 1983, and of AMC since August 2, 1968. Mr. Durwood has served as Chairman of the Board of the Company and AMC since February 1986, and has served as Chief Executive Officer of the Company since June 1983, and of AMC since February 20, 1986. Mr. Durwood served as President of the Company (i) from June 1983 through February 20, 1986, (ii) from May 1988 through June 1989, and
(iii) from October 6, 1995 to January 10, 1997. Mr. Durwood served as President of AMC (i) from August 2, 1968 through February 20, 1986, (ii) from May 13, 1988 through November 8, 1990, and (iii) from October 6, 1995 to January 10, 1997. Mr. Durwood is a graduate of Harvard University.

    Mr. Peter C. Brown has served as a Director of the Company and AMC since November 12, 1992. Mr. Brown was elected President of the Company on January 10, 1997. Mr. Brown served as Executive Vice President of the Company from August 3, 1994 to January 10, 1997. Mr. Brown has served as Executive Vice President of AMC since August 3, 1994, and as Chief Financial Officer of the Company and AMC since November 14, 1991. Mr. Brown served as Senior Vice President of the Company and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Mr. Brown served as Treasurer of the Company and AMC from September 28,

1992 through September 19, 1994. Mr. Brown is a graduate of the University of Kansas. Mr. Brown also serves as Chairman of the Board of Trustees of Entertainment Properties Trust, a recently formed Real Estate Investment Trust.

    Mr. Philip M. Singleton has served as a Director of the Company and AMC since November 12, 1992. Mr. Singleton was elected President of AMC on January 10, 1997. Mr. Singleton has served as Executive Vice President of the Company since August 3, 1994 and as Chief Operating Officer of the Company and AMC since November 14, 1991. Mr. Singleton served as Executive Vice President of AMC from August 3, 1994 to January 10, 1997. Mr. Singleton served as Senior Vice President of the Company and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Prior to November 14, 1991, Mr. Singleton served as Vice President in charge of operations for the Southeast Division of AMC from May 10, 1982. Mr. Singleton holds an undergraduate degree from California State University, Sacramento, and an M.B.A. degree from the University of South Florida.

    Mr. Charles J. Egan, Jr., has served as a Director of the Company since October 30, 1986. Mr. Egan is Vice President of Hallmark Cards, Incorporated, and was General Counsel of such company until December 31, 1996. Hallmark Cards, Incorporated is primarily engaged in the business of greeting cards and related social expressions products, Crayola crayons and the production of movies for television. Mr. Egan also serves as a member of the Board of Trustees, Treasurer and Chairman of the Finance Committee of the Kansas City Art Institute. Mr. Egan holds an A.B. degree from Harvard University and an LL.B. degree from Columbia University.

    Mr. Paul E. Vardeman has served as a Director of the Company since June 14, 1983. Mr. Vardeman is a director, officer and shareholder of the law firm of Polsinelli, White, Vardeman & Shalton, P.C., Kansas City, Missouri and has been associated with such law firm since 1982. Prior thereto, Mr. Vardeman served as a Judge of the Circuit Court of Jackson County, Missouri. Mr. Vardeman holds undergraduate and J.D. degrees from the University of Missouri-Kansas City.

TO BE ELECTED BY HOLDERS OF COMMON STOCK

    Mr. William T. Grant, II has served as a Director of the Company since November 14, 1996. Mr. Grant is Chairman of the Board, President, Chief Executive Officer and a Director of LabONE, Inc. and Chairman of the Board, Chief Executive Officer and a Director of Seafield Capital Corporation. Mr. Grant served as President of Seafield Capital Corporation from 1990 to 1993, at which time he became Chairman of the Board of Seafield Capital Corporation. LabONE, Inc. provides risk appraisal laboratory testing services to the insurance industries in the United States and Canada and is a subsidiary of Seafield Capital Corporation. Seafield Capital Corporation is a holding company whose subsidiaries operate primarily in the healthcare and insurance services areas. Mr. Grant also serves on the board of directors of Commerce Bancshares, Inc., Kansas City Power & Light Company, Business Men's Assurance Company of America, Response Oncology, Inc. and SLH Corporation. Mr. Grant holds a B.A. degree from the University of Kansas and an M.B.A. degree from the Wharton School of Finance at the University of Pennsylvania.

    Mr. John P. Mascotte has served as a Director of the Company since November 14, 1996. Mr. Mascotte has served as President and Chief Executive Officer of BlueCross BlueShield of Kansas City since July 1, 1997. Prior thereto, Mr. Mascotte served as Chairman of Johnson & Higgins of Missouri, Inc., a privately held insurance broker, from January 1996 to June 30, 1997, and as Chairman of the Board and Chief Executive Officer of The Continental Corporation, a large property-casualty insurer, from December 1982 through December 1995. Mr. Mascotte is also currently a consultant to the First Episcopal District, African Methodist Episcopal Church and was Chairman of the Heart of America 1996 United Way General Campaign. Mr. Mascotte also serves on the board of directors of Hallmark Cards, Incorporated, Business Men's Assurance Company of America and American Home Products Corporation and is Vice Chairman of the Aspen Institute, Chairman of LISC (Local Initiative Support Corp.) and a member of the Board of Trustees of the New York Public Library. Mr. Mascotte holds B.S. degrees from St. Joseph's College, Rensselaer, Indiana, and an LL.B. degree from the University of Virginia. Mr. Mascotte is also a certified public accountant and a chartered life underwriter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR WILLIAM T. GRANT, II AND JOHN P. MASCOTTE AS DIRECTORS OF THE COMPANY.

DIRECTORS' MEETINGS AND COMMITTEES

    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The Company's last full fiscal year began on March 29, 1996, and ended on April 3, 1997 ("fiscal 1997").

    The Board of Directors of the Company held seven meetings and acted by unanimous written consent to action 12 times in fiscal 1997. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of Board Committees on which they served, except for Mr. Stanley
H. Durwood who attended 71% of the meetings of the Board of Directors. Mr. Stanley H. Durwood missed two meetings while undergoing treatment for esophageal cancer.

    The Board of Directors has an Executive Committee, composed of Messrs. Stanley H. Durwood, Peter C. Brown and Philip M. Singleton, an Audit Committee, composed of Messrs. Charles J. Egan, Jr., William T. Grant, II and John P. Mascotte, and a Compensation Committee, composed of Messrs. Charles J. Egan, Jr., William T. Grant, II and John P. Mascotte. Other standing committees are the Finance Committee, composed of Messrs. Peter C. Brown, Charles J. Egan, Jr., Paul E. Vardeman and William T. Grant, II; the Employee Benefits Committee, composed of Messrs. Philip M. Singleton, Paul E. Vardeman and John P. Mascotte; and the Stock Option Committee, composed of Messrs. Paul E. Vardeman, William T. Grant, II and John P. Mascotte. The Company does not have a nominating committee.

    The principal responsibility of the Executive Committee is to have and exercise, between meetings of the Board of Directors, all powers and authorities of the Board of Directors in the management of the business and affairs of the Company to the full extent allowed by the General Corporation Law of the State of Delaware. The Executive Committee held no formal meetings during fiscal 1997; however, the Executive Committee frequently meets on an informal basis.

    The principal responsibilities of the Audit Committee are to (i) recommend to the Board of Directors the accounting firm to serve as independent public accountants of the Company and its subsidiaries, which accounting firm is to be selected by the Board of Directors or recommended by it for stockholder approval, (ii) act on behalf of the Board of Directors in meeting with the independent public accountants and the appropriate corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of financial, accounting and operating controls, and the scope of the respective audits of the independent public accountants, (iii) review the results of the audit and submit to the Board of Directors of the Company any recommendations the Audit Committee may have from time to time with respect to financial reporting and accounting practices and policies, observed wrongdoing and existing and potential future financial problems, and financial, accounting and operations controls and safeguards, and (iv) approve all material transactions between the Company or AMC and Durwood, Inc. or other related parties. Certain transactions between the Company and members of the Durwood family also must be approved by Messrs. William T. Grant, II and John P. Mascotte. See "Legal Proceedings." The Audit Committee held four meetings during fiscal 1997.

    The principal responsibilities of the Compensation Committee are to (i) review and recommend periodically the compensation to be paid to the Executive Officers of the Company and its subsidiaries, including the amount and timing of bonus payments and other incentive compensation awards, and (ii) oversee the preparation of the reports and other information required to be disclosed in connection with any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934. The Compensation Committee held 28 meetings during fiscal 1997.

COMPENSATION OF DIRECTORS

    From March 29, 1996 through November 13, 1996, Messrs. Charles J. Egan, Jr. and Paul E. Vardeman received prorated annual cash compensation of $20,000 each for their service as members of the Boards of the Company and AMC and $24,000 each for their service as members of the Audit Committee of the Boards of the Company and AMC. They also received $900 per hour for attending meetings of (i) any board of directors on which they served, (ii) the Audit Committee after the twelfth meeting during the fiscal year and (iii) any other committee on which they served.

    Effective November 14, 1996, each of the Company's non-employee directors receives an annual fee of $32,000 for service on the Board of Directors and an additional $4,000 for each committee of the Company's Board on which he serves, and, in addition, receives $1,500 and $1,000, respectively, for each Board and Board committee meeting which he attends.

    For fiscal 1997, Messrs. Charles J. Egan, Jr., William T. Grant, II, John P. Mascotte and Paul E. Vardeman received $141,900, $64,000, $61,000 and $131,300, respectively, for their services.

    The Board of Directors has also authorized that Messrs. Charles J. Egan, Jr. and Paul E. Vardeman be paid reasonable compensation for their services as members of a special committee (the "Special Committee") appointed to consider the merger of the Company and Durwood, Inc. For fiscal 1997, Messrs. Charles J. Egan, Jr. and Paul E. Vardeman each received $35,000 for their services related to the Special Committee.

EXECUTIVE OFFICERS

    The Company's and its subsidiaries' Executive Officers are as follows:

                                                                                   YEARS ASSOCIATED
NAME                         AGE(1)     POSITIONS                                   WITH COMPANY(1)
-------------------------  -----------  ---------------------------------------  ---------------------
Stanley H. Durwood(2)              77   Chairman of the Board, Chief Executive               51(3)
                                        Officer and Director (the Company and
                                        AMC)
Peter C. Brown(2)                  39   President (the Company)(4), Executive                 6
                                        Vice President (AMC); Chief Financial
                                        Officer and Director (the Company and
                                        AMC)
Philip M. Singleton(2)             51   President (AMC)(4); Executive Vice                   22(3)
                                        President (the Company), Chief
                                        Operating Officer and Director (the
                                        Company and AMC)
Richard T. Walsh                   44   Senior Vice President (AMC)                          21(3)
Richard J. King                    48   Senior Vice President (AMC)                          25(3)
Rolando B. Rodriguez               37   Senior Vice President (AMC)                          22(3)
Richard L. Obert                   58   Senior Vice President -- Chief                        8
                                        Accounting and Information Officer (the
                                        Company and AMC)
Charles P. Stilley                 43   President (AMC Realty, Inc.)                         16(3)
Richard M. Fay                     48   President (AMC Film Marketing)                        2

-------------------

    (1)As of October 2, 1997.

    (2)For biographical information of these Executive Officers, see "Directors and Nominees for Directors."

    (3)Includes years with the predecessor of the Company.

    (4)Prior to January 10, 1997, Messrs. Brown and Singleton were serving as Executive Vice Presidents of both the Company and AMC. They were appointed to their present positions as Presidents of the Company and AMC, respectively, on January 10, 1997.

    All current Executive Officers of the Company and its subsidiaries hold such offices at the pleasure of the Board of Directors, subject, in the case of Messrs. Durwood, Brown, Singleton and Fay, to rights under their respective employment agreements.

    Mr. Richard T. Walsh has served as Senior Vice President in charge of operations for the West Division of AMC since July 1, 1994. Previously, Mr. Walsh served as Vice President in charge of operations for the Central Division of AMC from June 10, 1992, and as Vice President in charge of operations for the Midwest Division of AMC from December 1, 1988.

    Mr. Richard J. King has served as Senior Vice President in charge of operations for the Northeast Division of AMC since January 4, 1995. Previously, Mr. King served as Vice President in charge of operations for the Northeast Division of AMC from June 10, 1992, and as Vice President in charge of operations for the Southwest Division of AMC from October 30, 1986.

    Mr. Rolando B. Rodriguez has served as Senior Vice President in charge of operations for the South Division of AMC since April 2, 1996. Previously, Mr. Rodriguez served as Vice President and South Division Operations Manager of AMC from July 1, 1994, as Assistant South Division Operations Manager of AMC from February 12, 1993, as South Division Senior Operations Manager from March 29, 1992, and as South Division Operations Manager from August 6, 1989.

    Mr. Richard L. Obert has served as Senior Vice President - Chief Accounting and Information Officer of the Company and AMC since November 9, 1995, and prior thereto served as Vice President and Chief Accounting Officer of the Company and AMC from January 9, 1989.

    Mr. Charles P. Stilley has served as President of AMC Realty, Inc., a wholly owned subsidiary of AMC, since February 9, 1993, and prior thereto served as Senior Vice President of AMC Realty, Inc. from March 3, 1986.

    Mr. Richard M. Fay has served as President - AMC Film Marketing, a division of AMC, since September 8, 1995. Previously, Mr. Fay served as Senior Vice President and Assistant General Sales Manager of Sony Pictures from 1994 until joining AMC. From 1991 to 1994, Mr. Fay served as Vice President and Head Film Buyer for the eastern division of United Artists Theatre Circuit, Inc.

EXECUTIVE COMPENSATION AND COMPENSATION PLANS

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company and its subsidiaries (determined as of the end of the last fiscal year and hereafter referred to as the "Named Executive Officers") for the last three fiscal years ended April 3, 1997, March 28, 1996 and March 30, 1995, respectively.

                          SUMMARY COMPENSATION TABLE*

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                           ANNUAL COMPENSATION                 ---------------
                             ------------------------------------------------      AWARDS-
                                                                  OTHER(1)       SECURITIES        ALL(2)
                                                                   ANNUAL        UNDERLYING         OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR   SALARY      BONUS    COMPENSATION   OPTIONS/SARS(#)  COMPENSATION
---------------------------  -----------  ---------  ---------  -------------  ---------------  -------------
Stanley H. Durwood                 1997   $ 527,322  $  --       $   N/A             65,000       $  --
Chief Executive                    1996     492,634    275,000       N/A             --              --
Officer                            1995     452,088    108,949       N/A             22,500          --
Peter C. Brown                     1997     271,364     25,500       N/A              4,500           4,976
Chief Financial                    1996     257,439    137,500       N/A             --               4,726
Officer                            1995     234,836     55,433       N/A              4,500           4,657
Philip M. Singleton                1997     303,125     28,500       N/A              4,500           5,003
Chief Operating                    1996     285,311    154,000       N/A             --               4,686
Officer                            1995     273,247     64,149       N/A              4,500           4,663
Richard T. Walsh                   1997     223,073     41,545       N/A              2,250           4,964
Senior Vice President              1996     207,204     80,000       N/A              2,250           4,620
                                   1995     200,855     35,500       217,112         --              63,464
Richard M. Fay                     1997     294,369     32,650       N/A              2,250           1,464
President--AMC Film                1996     150,049     55,000        66,283         --              --
Marketing                          1995      --         --           --              --              --

-------------------

    (1)N/A denotes not applicable. Fiscal 1996 includes a lump sum payment of $50,000 paid to Mr. Richard M. Fay for costs associated with relocation. Fiscal 1995 includes a lump sum payment and gross up of taxes on moving expenses totaling $209,408 paid to Mr. Richard T. Walsh. For the years presented, excluding Mr. Richard M. Fay in 1996 and Mr. Richard T. Walsh in 1995, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

    (2)For fiscal 1997, All Other Compensation includes AMC's contributions under AMC's 401(k)Plan and the Non-Qualified Deferred Compensation Plan, both of which are defined contribution plans, in the aggregate amount of $4,976 for Mr. Peter C. Brown, $5,003 for Mr. Philip M. Singleton, $4,964 for Mr. Richard T. Walsh and $1,464 for Mr. Richard M. Fay. For fiscal 1996, All Other Compensation includes AMC's contributions under such plans in the aggregate amount of $4,726 for Mr. Peter C. Brown, $4,686 for Mr. Philip M. Singleton and $4,620 for Mr. Richard T. Walsh. For fiscal 1995, All Other Compensation includes AMC's contributions to such plans in the amount of $4,657 for Mr. Peter C. Brown, $4,663 for Mr. Philip M. Singleton and $4,786 for Mr. Richard T. Walsh. In addition, moving expense for Mr. Richard T. Walsh is included in the amount of $58,678.

    *As of April 3, 1997, the Named Executive Officers held performance share awards under the Company's 1994 Stock Option and Incentive Plan entitling them to receive shares of the Company's Common Stock at the end of a performance period upon satisfaction of performance goals. See "Long-Term Incentive Plan." The number of shares issuable to each such person (and the value of such shares as of April 3, 1997) under awards in effect as of April 3, 1997, upon attainment of threshold, target and maximum performance goals is as follows: Threshold -- Mr. Stanley H. Durwood -- 30,000 shares ($596,250); Mr. Peter C. Brown -- 6,000 shares ($119,250); Mr. Philip M. Singleton -- 6,000 shares ($119,250); Mr. Richard T. Walsh -- 3,000 shares ($59,625); and Mr. Richard M. Fay -- 2,000 shares ($39,750); Target -- Mr. Stanley H. Durwood -- 45,000 shares ($894,375); Mr. Peter C. Brown -- 9,000 shares ($178,875); Mr.
Philip M. Singleton -- 9,000 shares ($178,875); Mr. Richard T. Walsh -- 4,500 shares ($89,438) and Mr. Richard M. Fay -- 3,000 shares ($59,625); Maximum -- Mr. Stanley H. Durwood -- 90,000 shares ($1,788,750); Mr. Peter C. Brown -- 18,000 shares ($357,750); Mr. Philip M. Singleton -- 18,000 shares ($357,750);
Mr. Richard T. Walsh -- 9,000 shares ($178,875); and Mr. Richard M. Fay -- 6,000 shares ($119,250).

OPTION GRANTS

    The following table provides certain information concerning individual grants of stock options made during the last completed fiscal year under the AMC Entertainment Inc. 1994 Stock Option and Incentive Plan (the "Incentive Plan") to each of the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                            NUMBER OF      % OF TOTAL                              ANNUAL RATES OF STOCK
                           SECURITIES     OPTIONS/SARS                              PRICE APPRECIATION
                           UNDERLYING      GRANTED TO     EXERCISE OR               FOR OPTION TERM(2)
                          OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION  ---------------------
NAME                       GRANTED(1)      FISCAL YEAR      ($/SH)        DATE       5%($)      10%($)
------------------------  -------------  ---------------  -----------  ----------  ---------  ----------
Stanley H. Durwood......       42,500          41.16%      $  24.500    04/02/06   $ 654,837  $1,659,484
                               22,500          21.79%         26.375    05/15/06     373,208     945,788
Peter C. Brown..........        4,500           4.36%         26.375    05/15/06      74,642     189,158
Philip M. Singleton.....        4,500           4.36%         26.375    05/15/06      74,642     189,158
Richard T. Walsh........        2,250           2.18%         26.375    05/15/06      37,321      94,579
Richard M. Fay..........        2,250           2.18%         18.500    11/07/06      26,178      66,340

-------------------

    (1)The stock options granted during the fiscal year ended April 3, 1997 are eligible for exercise based upon a vesting schedule. After the first anniversary of the grant date, 50% of the options will be eligible for exercise. After the second anniversary of the grant date, all options are fully vested. Vesting of options will accelerate upon the optionee's death, disability or retirement, or upon the optionee's termination of employment within one year after the occurrence of certain change in control events. The Compensation Committee of the Company's Board of Directors may permit accelerated exercise of options if certain extraordinary events occur, such as a merger or liquidation of the Company, the sale of substantially all of the assets of the Company, a subsidiary or a division, or a change in control of the Company. With the consent of the Compensation Committee, optionees may satisfy tax withholding obligations by electing to have shares otherwise issuable upon exercise of an option withheld.

    (2)These columns show the hypothetical gains of "option spreads" of the outstanding options granted based on assumed annual compound stock appreciation rates of five percent and ten percent over the options' terms. The five percent and ten percent assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projections of the future prices of the Company's Common Stock.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of April 3, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                                                                            IN-THE-MONEY OPTIONS/
                                                    OPTIONS/SARS AT FY- END(#)               SARS AT FY-END($)(1)
                    SHARES ACQUIRED      VALUE      --------------------------             ------------------------
NAME                  ON EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE    PRICE    EXERCISABLE UNEXERCISABLE
------------------  ---------------  -------------  -----------  -------------  ---------  ----------  ------------
                                                             (SHARES)
Stanley H.
Durwood...........        --              --            --            22,500    $  26.375  $   --       $   --
                                                        21,250        21,250       24.500      --           --
                                                        22,500        --           11.750     182,813       --
Peter C. Brown....        --              --            --             4,500       26.375      --           --
                                                         4,500        --           11.750      36,563       --
                                                       112,500        37,500        9.250   1,195,313      398,438
Philip M.
Singleton.........        --              --            --             4,500       26.375      --           --
                                                         4,500        --           11.750      36,563       --
                                                       112,500        37,500        9.250   1,195,313      398,438
Richard T.
Walsh.............        --              --            --             2,250       26.375      --           --
                                                         1,125         1,125       14.500       6,047        6,047
                                                        22,500         7,500        9.375     236,250       78,750
Richard M. Fay....        --              --            --             2,250       18.500      --            3,094

-------------------

(1) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the value of the Company's Common Stock as of April 3, 1997.

LONG-TERM INCENTIVE PLAN

    The following table provides certain information concerning shares ("Performance Shares") issuable at the end of a performance period ending April 2, 1998 (the "Performance Period") at

Threshold, Target and Maximum levels of performance under performance stock awards approved by the Compensation Committee during the last completed fiscal year for each of the Named Executive Officers.

              LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                         NUMBER OF (1)    PERFORMANCE OR            ESTIMATED FUTURE PAYOUT UNDER
                         SHARES, UNITS     OTHER PERIOD              NON-STOCK PRICE-BASED PLANS
                           OR OTHER      UNTIL MATURATION   ---------------------------------------------
NAME                       RIGHTS(#)         OR PAYOUT       THRESHOLD(#)     TARGET(#)     MAXIMUM(#)
----------------------  ---------------  -----------------  ---------------  -----------  ---------------
Stanley H. Durwood....        --                --                --             --             --
Peter C. Brown........        --                --                --             --             --
Philip M. Singleton...        --                --                --             --             --
Richard T. Walsh......        --                --                --             --             --
Richard M. Fay........         6,000           2 years             2,000          3,000          6,000

-------------------

    (1)Maximum number of shares issuable under awards made during the fiscal year.

    A participant's eligibility to receive up to one-half of the maximum number of Performance Shares issuable under an award is based upon changes in the "private market value per share" of the Company's Common Stock ("PMVPS") over the Performance Period. PMVPS is determined on a fully diluted basis (assuming exercise of all outstanding shares of the Company's $1.75 Cumulative Convertible Preferred Stock, the Company's Class B stock, options and other rights to acquire shares of the Company's Common Stock), based on a multiple of theatre EBITDA (theatre EBITDA is consolidated EBITDA less National Cinema Network, Inc. EBITDA), plus the book value of National Cinema Network, Inc., plus cash and equivalents, investments and investments in other long-term assets, less corporate borrowings, capital lease obligations and the carrying value of minority interests. EBITDA is earnings before interest, taxes, depreciation and amortization. National Cinema Network, Inc. is a subsidiary of the Company.

    A participant's eligibility to receive up to the remaining one-half of the maximum number of Performance Shares issuable under an award is based upon changes in "total return to stockholders" ("TRS"), which is measured by increases in the market value of an investment in shares of Common Stock of the Company, assuming reinvestment of any dividends received.

    PMVPS and TRS are referred to individually and collectively herein as "Performance Criterion" and "Performance Criteria," respectively.

    Such Performance Criteria will be measured against changes in the Standard and Poor's 500 Index ("S&P 500") over the Performance Period. Required achievement levels over the Performance Period for both PMVPS and TRS are as set forth below:

    Maximum: 2,000 basis points higher than the percentage change in the S&P 500 over the Performance Period;

    Target:     750 basis points higher than the percentage change in the S&P
500 over the Performance Period;

    Threshold: No difference between the percentage change in the S&P 500 and the percentage change in the Performance Criterion over the Performance Period.

    Generally, no shares will be issued with respect to performance over the Performance Period as measured by a Performance Criterion if such performance does not at least meet the Threshold achievement level over the Performance Period. If performance as so measured by a Performance Criterion falls between the Threshold and Target achievement levels, the number of Performance Shares issuable under an Award with respect to that Performance Criterion will be determined to the nearest whole number of shares, so that the actual Award will be at the same percentage between the Threshold and Target award levels as the actual achievement level falls between the Threshold and Target achievement levels. Similarly, if performance falls between Target and Maximum achievement levels, the number of Performance Shares will be determined to the nearest whole number of shares, so that the actual award will be at the same percentage between the Target and Maximum award levels as the actual achievement level falls between the Target and Maximum levels. In no event will the number of Performance Shares issuable under an award with respect to a Performance Criterion exceed the number of Performance Shares issuable upon attaining the Maximum achievement level over the Performance Period with respect to such Performance Criterion.

    The right to receive Performance Shares will be accelerated and such Performance Shares issued, based on the achievement levels of the Performance Criteria measured to the date of termination, in the event of a participant's death, disability or retirement, or termination of employment within one year after the occurrence of certain change of control events. The Compensation Committee of the Board of Directors of the Company may waive performance goals if certain extraordinary events occur, such as a merger or liquidation of the Company, the sale of substantially all of the assets of the Company, a subsidiary or a division, or a change in control of the Company.

    With the consent of the Compensation Committee, a Grantee may satisfy his tax withholding obligations by electing to have Performance Shares otherwise issuable withheld.

    Until Performance Shares are issued, participants have no dividend or voting rights with respect to Performance Shares.

DEFINED BENEFIT RETIREMENT AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

    AMC sponsors a defined benefit retirement plan (the "Retirement Plan") which provides benefits to certain employees of AMC and its subsidiaries based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. A participant earns a vested right to an accrued benefit under the Retirement Plan upon completion of five years of vesting service.

    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the Retirement Plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993, which reduced the amount of compensation which can be taken into account in a qualified retirement plan from $235,840 (in 1993) (the "Old Limit"), to $160,000 (in 1997).

    The following table shows the total estimated annual pension benefits (without regard to minimum benefits) payable to a covered participant under AMC's Retirement Plan and the Supplemental Executive Retirement Plan, assuming retirement in calendar 1997 at age 65 payable in the form of a single life annuity. The benefits are not subject to any deduction for Social Security or other offset amounts. The following table assumes the Old Limit would have been increased to $260,000 in 1997.

            HIGHEST CONSECUTIVE                             YEARS OF CREDITED SERVICE
             FIVE-YEAR AVERAGE                -----------------------------------------------------
            ANNUAL COMPENSATION                  15         20         25         30         35
--------------------------------------------  ---------  ---------  ---------  ---------  ---------
$125,000....................................  $  17,716  $  23,621  $  29,527  $  35,432  $  41,337
$150,000....................................  $  21,466  $  28,621  $  35,777  $  42,932  $  50,087
$175,000....................................  $  25,216  $  33,621  $  42,027  $  50,432  $  58,837
$200,000....................................  $  28,966  $  38,621  $  48,277  $  57,932  $  67,587
$225,000....................................  $  32,716  $  43,621  $  54,527  $  65,432  $  76,337
$260,000....................................  $  37,966  $  50,621  $  63,277  $  75,932  $  88,587

    As of April 3, 1997, the years of credited service under the Retirement Plan for each of the Named Executive Officers were: Mr. Peter C. Brown, 6 years; Mr. Philip M. Singleton, 23 years; Mr. Richard T. Walsh, 22 years; and Mr. Richard
M. Fay, one year. The final amount distributed to Mr. Stanley H. Durwood in fiscal 1995 from the Company's Retirement Plan was $42,067, and was not included in the Summary Compensation Table. In addition, the benefit Mr. Stanley H. Durwood accrued under the Supplemental Executive Retirement Plan in fiscal 1997 was $76,590 and is not included in the Summary Compensation Table.

    AMC established a Retirement Enhancement Plan ("REP") with an effective date of March 29, 1996 for the benefit of officers who from time to time may be designated as eligible participants therein by the Board of Directors. The REP is a non-qualified deferred compensation plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation) during the last three full years of employment, less
(ii) the sum of (A) such participant's benefits under the Retirement Plan and Social Security, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to AMC's contributions under the Supplemental Executive Retirement Plan, the 401(k) Savings Plan, the Non-qualified Deferred Compensation Plan and the Executive Savings Plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than twenty-five (25) years of service. The REP benefit vests upon the Participant's attainment of age 55 or completion of fifteen (15) years of service, whichever is later, and may commence to a vested participant retiring on or after age 55 (who has participated in the plan for at least 5 years) on an actuarially reduced basis (6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60). Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service with AMC) whether or not the participant continues to be employed by AMC. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. Participants become fully vested in their rights under the REP if their employment is terminated without cause or as a result of a change in control, as defined in the REP. No death, disability or retirement benefit is payable prior to a participant's early retirement date or prior to the date any severance payments to which the participant is entitled cease.

    Presently, Mr. Stanley H. Durwood, Mr. Peter C. Brown and Mr. Philip M. Singleton have been designated as eligible to participate in the REP. The amount paid to Mr. Stanley H. Durwood with respect to fiscal 1997 under the REP was $345,000. The estimated annual amounts that Mr. Brown and Mr. Singleton will be eligible to receive under the REP at age 65 are $207,000 and $199,000, respectively; such amounts are based on certain assumptions respecting their future compensation amounts and the amounts of AMC contributions under other plans. Actual amounts received by such individuals under the REP may be different than those estimated.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

    Mr. Stanley H. Durwood has an employment agreement with the Company and AMC dated January 26, 1996 retaining him as Chairman and Chief Executive Officer and President. It provides for an annual base salary of no less than $500,000, plus payments and awards under the Company's Executive Incentive Program ("EIP"), the Incentive Plan and other bonus plans in effect for Executive Officers at a level reflecting his position, plus such other amounts as may be paid under any other compensatory arrangement as determined in the sole discretion of the Compensation Committee. Mr. Durwood's current annual base salary is $540,000. The Company has also agreed to use its best efforts to provide Mr. Durwood up to $5,000,000 in life insurance and to pay the premiums thereon and taxes resulting from such payment. Mr. Durwood's employment agreement has a term of three years and is automatically extended one year on its anniversary date, January 26, so that as of such date each year the agreement has a three-year term. The employment agreement is terminable without severance if he engages in intentional misconduct or a knowing violation of law or breaches his duty of loyalty to the Company. The agreement also is terminable (i) by Mr. Durwood, in the event of the Company's breach, and (ii) by the Company, without cause or in the event of Mr. Durwood's death or disability, in each case with severance payments equal to three times the sum of his annual base salary in effect at the time of termination plus the average of annual incentive or discretionary cash bonuses paid during the three fiscal years preceding the year of termination. The Company may elect to pay such severance payments in monthly installments over a period of three years or in a lump sum after discounting such amount to its then present value. The aggregate amount payable under this employment agreement, assuming termination with severance occurred as of October 2, 1997, was approximately $1,763,000.

    Messrs. Peter C. Brown and Philip M. Singleton each have employment agreements with AMC dated September 26, 1994, providing for annual base salaries of no less than $227,000 and $266,000, respectively, and bonuses resulting from the EIP or other bonus arrangement, if any, as determined from time to time at the sole discretion of the Compensation Committee upon the recommendation of the Chairman of the Board. The current annual base salaries of Messrs. Brown and Singleton are $293,000 and $312,000, respectively. Each employment agreement has a term of two years. On each September 27, commencing in 1995, one year shall be added to the term of each employment agreement, so that each employment agreement shall always have a two-year term as of each anniversary date. Each employment agreement terminates without severance upon such employee's resignation, death or his disability as defined in his employment agreement, or upon AMC's good faith determination that such employee has been dishonest or has committed a breach of trust respecting AMC. AMC may terminate each employment agreement at any time, with severance payments in an amount equal to twice the annual base salary of such employee on the date of termination. Each employee may terminate his employment agreement if Mr. Stanley H. Durwood shall fail to control AMC as defined in the employment agreement and receive severance payments in an amount equal to twice his annual base salary on the date of termination. AMC may elect to pay any severance payments in a lump sum after discounting such amount to its then present value, or over a two-year period. The aggregate value of all severance benefits to be paid to such employee shall not exceed 299% of such employee's "base amount" as defined in the Internal Revenue Code for the five-year period immediately preceding the date of termination. The aggregate amount payable under these employment agreements, assuming termination by reason of a change of control and payment in a lump sum as of October 2, 1997, was approximately $1,110,000.

    Mr. Richard M. Fay has an employment agreement with AMC dated April 16, 1996, which provides for an annual base salary of $275,000 and, in the first year of the employment agreement, an additional $50,000 for costs associated with relocation. Mr. Fay's current annual base salary is $280,000. Mr. Fay is also eligible to receive payments resulting from the EIP or other bonus arrangement, if any, as determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of AMC upon the recommendation of the Chief Executive Officer of AMC. The employment agreement has a term of three years, from September 8, 1995 through September 7, 1998. The employment agreement terminates without severance upon Mr. Fay's resignation, death or disability as defined in his employment agreement, or upon AMC's good faith determination that Mr. Fay has been dishonest or has committed a breach of trust respecting AMC. AMC may terminate the employment agreement at any time, with severance payments in an amount equal to, at AMC's option, either (i) Mr. Fay's base salary per month in effect at the time of termination, payable over the remaining term of his employment, or (ii) the net present value of the monthly payments described in (i) above, payable within 30 days of the date of termination. Any severance payable to Mr. Fay shall be reduced by any wages, compensation or income, cash or otherwise, received by Mr. Fay from sources other than AMC during the remaining term of his employment agreement following the date of termination. The aggregate amount payable under this employment agreement, assuming termination with severance occurred as of October 2, 1997, was approximately $246,000.

    As permitted by the Incentive Plan, stock options and Performance Share awards granted to participants thereunder provide for acceleration upon the termination of employment within one year after the occurrence of certain change in control events, whether such termination is voluntary or involuntary, or with or without cause. See "Option Grants" and "Long-Term Incentive Plans." In addition, the Compensation Committee may permit acceleration upon the occurrence of certain extraordinary transactions which may not constitute a change of control.

    AMC maintains a severance pay plan for full-time salaried nonbargaining employees with at least 90 days of service. For an eligible employee who is subject to the Fair Labor Standards Act ("FLSA") overtime pay requirements (a "nonexempt eligible employee"), the plan provides for severance pay in the case of involuntary termination of employment due to layoff of the greater of two weeks' basic pay or one week's basic pay multiplied by the employee's full years of service up to no more than twelve weeks' basic pay. There is no severance pay for a voluntary termination, unless up to two weeks' pay is authorized in lieu of notice. There is no severance pay for an involuntary termination due to an employee's misconduct. Only two weeks' severance pay is paid for an involuntary termination due to substandard performance. For an eligible employee who is exempt from the FLSA overtime pay requirements, severance pay is discretionary (at the Department Head/Supervisor level), but will not be less than the amount that would be paid to a nonexempt eligible employee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    THE REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Compensation Committee of the Boards of Directors of the Company and AMC (the "Committee") is composed of three independent non-employee directors. The Committee is responsible for developing the executive compensation strategy of the Company and its subsidiaries and monitoring its implementation. In carrying out its responsibilities, the Committee, among other things, reviews the policies of comparable companies and consults with an independent compensation consulting firm.

    The following is a summary of the Committee's activities through the fiscal year ended April 3, 1997.

    COMPENSATION POLICY. The Company's executive compensation policy has five overall objectives:

    - To align the interests of Executive Officers and employees with those of the Company and its stockholders.

    - To link compensation to the performance of the Company as well as to the individual contribution of each Executive Officer.

    - To maintain total direct compensation (salary plus annual incentive plus equity based compensation), when performance is at target levels, at rates that are at the third quartile of the total direct compensation market for comparable companies. Because of the relatively small number of motion picture exhibition companies, this comparison has included companies engaged in other businesses.

    - To increase the alignment of the interests of executives and employees with stockholder interests by providing a compensation package for executives and employees that includes an appropriate portion of equity based compensation. See "Stock Incentives."

    - To compensate executives at a level which is competitive in the marketplace so that the Company can continue to attract, motivate and retain executives with outstanding abilities.

    ANNUAL BASE SALARY. The annual base salary of the Company's Executive Officers was reviewed and approved by the Committee. Annual base salaries for the Company's Executive Officers are determined with reference to a "position rate" for each of the Executive Officers. The position rate is determined by evaluating the responsibilities of the position and comparing it with that of similar positions in comparable companies as well as companies generally.

    For fiscal 1997, the Committee approved percentage increases in annual base salary for the top five most highly compensated Executive Officers that averaged 2.2%. The Committee approved percentage increases in annual base salary for Executive Officers of 2.7% in the aggregate. The increases in annual base salaries for Executive Officers were modest merit increases in keeping with the Committee's policy.

    ANNUAL INCENTIVE CASH BONUS. The Committee approved an Executive Incentive Program (the "EIP") in fiscal 1994 as an incentive for executives to improve the financial success of the

Company. Eligible employees, including Executive Officers, are rewarded with annual incentive cash bonuses if certain performance criteria are met and/or exceeded. For fiscal 1997, the Committee determined that the performance criteria for the annual incentive cash bonus would be based upon a combination of three components; i.e., company, division and personal components, if relevant to the participant. For fiscal 1997, the company component was based upon achievement of an EBITDA (earnings before interest, taxes, depreciation and amortization) target. The division component, which applies to division and film office participants, was based upon achievement of a Division Operating Income ("DOI") target. DOI was defined as operating income less general and administrative expenses and extraordinary expenses.

    The Company attained only the threshold level of its established EBITDA target in fiscal 1997. The three division and film office participants achieved performance goals between the threshold and target levels of attainment, but no participant group achieved the established EBITDA target in fiscal 1997. According to the terms of the EIP, participants in the plan were only eligible for a personal portion of the annual incentive cash bonus based on a percentage of their annual base salary. Division and film office participants earned a pro rated portion of their annual incentive cash bonuses, based on the particular division or film office attainment, along with their personal portion of the annual incentive cash bonus. The Committee reviewed and approved annual cash incentive bonuses for Executive Officers, except Mr. Stanley H. Durwood, whose bonus did not have a personal component, reflecting the threshold attainment levels of the performance criteria relating to the company component (i.e., only the personal portion) and the appropriate level of award for the division and film office participants (i.e., personal portion plus division or film office achievement).

    STOCK INCENTIVES. At the Company's Annual Meeting of Stockholders held on November 10, 1994, the Company's stockholders approved the AMC Entertainment Inc. 1994 Stock Option and Incentive Plan (the "Incentive Plan"). Subsequently, certain amendments to the Incentive Plan were approved by the stockholders. Consistent with the Committee's policy of aligning the interests of its executives with those of the stockholders, the Committee intends to use the Incentive Plan to incorporate equity based awards into the ongoing compensation package for executives and employees.

    The Committee has made certain performance based stock awards (the "Performance Shares") and grants of non-qualified stock options (the "Stock Options") to certain Executive Officers and other employees. The Performance Shares may be issuable to a participant at the end of a performance period ending April 2, 1998. A participant's eligibility to receive the maximum number of Performance Shares issuable under an award is based one-half upon increases in "total return to stockholders" ("TRS") and one-half upon increases in the "private market value per share" ("PMVPS"). The amount of the award is based, in each case, on the extent to which increases in TRS or PMVPS exceed the increases over the performance period in the Standard and Poor's 500 Index. See "Long-Term Incentive Plan."

    In addition, annual Stock Options will be granted, if annual performance measurement thresholds are met, at the end of each fiscal year for a three-year period. A participant's eligibility to be granted the maximum number of Stock Options attainable is also based one-half upon increases in TRS and one-half upon increases in PMVPS. The amount of the grant is based, in each case, on the extent to which increases in TRS or PMVPS exceed the increases over the same time period in the Standard and Poor's 500 Index. For fiscal 1997, participants in the Incentive Plan earned no Stock Options attainable based upon the TRS measurement and earned no Stock Options based upon the PMVPS measurement, resulting in no grants to participants.

    CEO COMPENSATION. Mr. Stanley H. Durwood's fiscal 1997 annual base salary was reviewed and approved by the Committee. See "Annual Base Salary." Mr. Durwood received, at the beginning of fiscal 1997, a 2% increase in annual base salary as a merit increase primarily based upon the Company's excellent performance in fiscal 1996. Mr. Durwood received no annual incentive cash bonus for fiscal 1997 because the Company attained only its threshold level of EBITDA target under its performance goals. Mr. Durwood did not receive a personal portion of the annual incentive cash bonus because his bonuses are based solely on Company performance and do not have a personal performance component.

    The Company established a Retirement Enhancement Plan (the "REP") with an effective date of March 29, 1996 and designated Mr. Stanley H. Durwood and other Executive Officers as participants in the REP. See "Defined Benefit Retirement and Supplemental Executive Retirement Plans." Because Mr. Stanley H. Durwood's participation requirements have been met, Mr. Durwood was paid $345,000 in fiscal 1997 with the Committee's approval.

    Mr. Stanley H. Durwood was granted no Stock Options as a participant in the Incentive Plan during fiscal 1997. Pursuant to amendments to the Incentive Plan approved by the Company's stockholders on November 14, 1996, the Committee intends to introduce a performance based deferred compensation program under the Incentive Plan in fiscal 1998 utilizing Performance Units. The Committee presently intends that Mr. Stanley H. Durwood and other Executive Officers will be participants in the performance based deferred compensation program.

    IMPACT OF INTERNAL REVENUE CODE SECTION 162(M). During 1993, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code") was amended with respect to the tax deductibility of executive compensation. Under the Code, publicly-held companies such as the Company may not deduct compensation paid to certain Executive Officers to the extent that an executive's compensation exceeds $1,000,000 in any one year, unless such compensation is "performance based." Although the Committee has attempted to design the Company's executive compensation programs so that compensation received pursuant to the compensation programs will be deductible under Section 162(m) of the Code, in certain circumstances, it may not be possible or practicable or in the Company's best interests to so qualify compensation programs. In any event, the Committee anticipates that, in most instances, treatment under Section 162(m) of the Code will not be an issue because generally no Executive Officer's non-performance based compensation will exceed $1,000,000 in any one year.

                                          COMPENSATION COMMITTEE
                                          Charles J. Egan, Jr.
                                          William T. Grant, II
                                          John P. Mascotte

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Executive Committee recommended to the Compensation Committee for its review and approval the annual base salaries and the personal portion of the annual incentive cash bonuses of Executive Officers other than the Named Executive Officers. The members of the Executive Committee were Messrs. Stanley
H. Durwood, Peter C. Brown and Philip M. Singleton.

    Mr Paul E. Vardeman, a member of the Compensation Committee until November 14, 1996, is a director, officer and shareholder of Polsinelli, White, Vardeman & Shalton, P.C. During the last fiscal year, a subsidiary of AMC retained Polsinelli, White, Vardeman & Shalton, P.C. to provide certain legal services.

STOCK PERFORMANCE GRAPH

    THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard and Poor's Corporation Composite 500 Index, along the lines representing two groups (the "peer group" and "former peer group") of companies primarily engaged in the motion picture exhibition industry, for the period of five fiscal years commencing April 2, 1992 and ending April 3, 1997. The comparison assumes $100 was invested on April 2, 1992 in the Company's Common Stock and in each of the foregoing indices, and further assumes the reinvestment of dividends.

    The peer group companies include Carmike Cinemas, Inc., Cineplex Odeon Corporation, GC Companies, Inc. and Regal Cinemas, Inc. The Company believes that its addition of Regal Cinemas, Inc. to its peer group for fiscal 1997 better represents the universe of publicly held companies primarily engaged nationwide in the motion picture exhibition industry.

    Set forth below are four lines as follows: (i) the Company's Common Stock performance for the past five fiscal years; (ii) the Standard and Poor's Corporation Composite 500 Index performance for the past five fiscal years;
(iii) the "former peer group" performance (this group includes Carmike Cinemas, Inc. and Cineplex Odeon Corporation for five years and GC Companies, Inc.'s performance since its spin off from Harcourt General, Inc. in December 1993) for the past five fiscal years; and (iv) the "peer group," which is the "former peer group" plus Regal Cinemas, Inc. since July 1993 (the initial trading date of Regal Cinemas, Inc's Common Stock), for the past five fiscal years.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              AMC      S&P 500     PEER GROUP    FORMER PEER GROUP
1992            $100        $100          $100                  $100
1993            $194        $116           $66                   $66
1994            $261        $118          $115                  $106
1995            $292        $136          $115                   $96
1996            $593        $181          $164                   $96
1997            $489        $214          $183                  $107

LEGAL PROCEEDINGS

    The following paragraphs summarize significant litigation and proceedings to which the Company is a party.

    IN RE: AMC SHAREHOLDER DERIVATIVE LITIGATION, CHANCERY COURT FOR NEW CASTLE COUNTY, DELAWARE (CIVIL ACTION NO. 12855). On February 15, 1995, the court ordered the consolidation of two derivative actions filed against four directors of the Company, Messrs. Stanley H. Durwood, Edward D. Durwood, Paul E. Vardeman and Charles J. Egan, Jr., and one of its former directors, Mr. Phillip Ean Cohen. The two cases were originally filed on January 27, 1993, by Mr. Scott C. Wallace and on April 16, 1993, by Mr. James M. Bird, respectively. On December 8, 1994, the court, pursuant to a stipulation by the parties, entered an order approving Mr. Wallace's withdrawal as a derivative plaintiff, granting the motion for intervention filed by Mr. Philip J. Bogosian, Auginco, Mr. Norman M. Werther and Ms. Ellen K. Werther, and authorizing the filing of the intervenors' complaint. The intervenors' complaint included substantially the same allegations as the Wallace and Bird complaints. The two actions, as consolidated, are referred to below as the "Derivative Action."

    In the Derivative Action, plaintiffs alleged breach of fiduciary duties of care, loyalty and candor, mismanagement, constructive fraud and waste of assets in connection with, among other allegations, the provision of film licensing, accounting and financial services by American Associated Enterprises ("AAE"), a partnership beneficially owned by Mr. Stanley H. Durwood and members of his family, to the Company, certain other transactions with affiliates of the Company, termination payments to a former officer of the Company, certain transactions between the Company and National Cinema Supply Corporation, and a fee paid by a subsidiary of the Company to Mr. Cohen in connection with a transaction between the Company and TPI Entertainment, Inc. The Derivative Action sought unspecified money damages and equitable relief and costs, including reasonable attorney's fees.

    On October 10, 1996, counsel for the parties in the Derivative Action entered into a Stipulation and Agreement of Compromise and Settlement (the "Settlement Agreement") providing for, among other things (i) the dissolution of AAE, the merger of Durwood, Inc. ("DI") into the Company (the "Merger") and the sale, within 12 months thereafter, of 3,000,000 shares of Company Common Stock by Mr. Stanley H. Durwood and his children (the "Durwood Family Stockholders") in a public underwritten secondary offering (the "Secondary Offering") (which will only be made by means of a prospectus), (ii) the payment by certain of the defendants of an aggregate of approximately $1.3 million to persons who were holders of Company Common Stock on January 2, 1996 (other than the defendants, DI or the Durwood Family Stockholders), (iii) the nomination, for three annual meetings, of two additional outside directors (initially, Messrs. William T. Grant, II and John P. Mascotte (collectively, with their replacements, if any, the "New Independent Directors")) to serve on the Company's Board of Directors, which persons, to be nominated, must be serving on the board of another public company or be a member of senior management of a publicly held company or a privately held company with $50 million in annual revenues, (iv) that Messrs. Stanley H. Durwood and Edward D. Durwood will cause the other Durwood Family Stockholders to vote their shares with respect to the election and reelection of the New Independent Directors in the same proportion as votes cast by all stockholders not affiliated with the Company, its directors and officers, (v) that the New Independent Directors will have the ability to approve or disapprove (a) any proposed transaction between the Company and any of the Durwood Family Stockholders, except with respect to compensation issues relating to Mr. Stanley

H. Durwood or any other Durwood Family Stockholder who is an officer of the Company, which are to be governed by existing Company Board procedures, and (b) the hiring and compensation of any person related to Mr. Stanley H. Durwood who is not an officer of the Company, and (vi) that the New Independent Directors, together with either Mr. Egan or Mr. Vardeman, are to have the ability to approve or disapprove all other related-party transactions with all officers, directors and ten percent stockholders of the Company. The Settlement Agreement also provides for the discharge and release of all claims against the defendants, the Durwood Family Stockholders and the Company relating to such transactions, the proposed settlement, the Merger, the Secondary Offering and indemnification of defendants for their expenses, except claims for fraud, misrepresentation or omissions in connection with the Secondary Offering and claims relating to the implementation of the settlement.

    The Settlement Agreement provides that the Company will pay the cost of providing notice of the settlement to its stockholders and for the fees of the settlement administrator who will be responsible for distributing the settlement amount to eligible stockholders.

    The Settlement Agreement was approved by the Court of Chancery on October 16, 1997. Absent an appeal from the Court of Chancery, the settlement will become final on or about November 17, 1997.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

    The following table sets forth certain information as of October 2, 1997, with respect to beneficial owners of five percent or more of any class of the Company's voting securities:

                                                                 NUMBER OF SHARES
                            NAME AND ADDRESS OF BENEFICIAL         BENEFICIALLY     PERCENT OF
      TITLE OF CLASS        OWNER                                      OWNED           CLASS
--------------------------  -----------------------------------  -----------------  -----------
Common Stock                Carol D. Journagan(1)                   1,461,203            10.9%
                            1323 Granite Creek Drive
                            Blue Springs, MO 64015
                            Edward D. Durwood(1)                    1,461,203            10.9%
                            3001 West 68th Street
                            Shawnee Mission, KS 66208
                            Thomas A. Durwood(1)(3)                 1,461,203            10.9%
                            P.O. Box 7208
                            Rancho Santa Fe, CA 92067
                            Elissa D. Grodin(1)                     1,461,203            10.9%
                            187 Chestnut Hill Road
                            Wilton, CT 06897
                            Brian H. Durwood(1)                     1,461,203            10.9%
                            15840 SW Breccia
                            Beaverton, OR 97007
                            Peter J. Durwood(1)                     1,461,203            10.9%
                            666 West End Avenue
                            New York, NY 10025
Class B Stock               Stanley H. Durwood(2)                   5,015,657           100.0%
                            106 West 14th Street
                            Kansas City, MO 64105

-------------------

    (1)Each of Mrs. Carol D. Journagan, Mr. Edward D. Durwood, Mr. Thomas A. Durwood, Mrs. Elissa D. Grodin, Mr. Brian H. Durwood and Mr. Peter J. Durwood (together, the "Durwood Children" or "Durwood Child") beneficially own 1,461,203 shares of the Company's Common Stock. Except as noted below in this Note, in Note (3) and under "Certain Transactions -- The Merger -- The Stock Agreement," each Durwood Child is believed to have sole voting and investment power with respect to such shares.

    Pursuant to the terms of an Escrow Agreement dated August 15, 1997, by and among the Durwood Family Stockholders and Mercantile Bank of Kansas City (the "Escrow Agreement"), the Durwood Family Stockholders have agreed to deposit in escrow 3,000,000 shares of stock (500,000 shares by Mr. Stanley H. Durwood and 416,667 shares by each of the Durwood Children) that will be offered by them in the Secondary Offering. A majority of the individual parties may cause the shares held in escrow to be delivered to the managing underwriters in connection with the Secondary Offering. As a result, each of the Durwood Children may be deemed to share investment power over the 500,000 shares of the Company's Class B Stock held under the Escrow Agreement that are owned of record by Mr. Stanley
H. Durwood as well as the shares held
thereunder that are owned of record by the other Durwood Children. Each of the Durwood Children has disclaimed any beneficial ownership of any shares of the Company's Class B Stock held under the Escrow Agreement that are owned of record by Mr. Stanley H. Durwood. In addition, each of the Durwood Children has disclaimed any beneficial ownership of any shares held under the Escrow Agreement that are owned of record by the other Durwood Children.

    For a period for three years after the Merger, the Durwood Children have agreed to give an irrevocable proxy to the Secretary and each Assistant Secretary of the Company to vote their shares of Common Stock in the election of directors for each candidate in the same proportionate manner as the aggregate votes cast in such elections by other holders of Common Stock not affiliated with the Company, its directors and officers. See "Certain Transactions -- The Merger -- The Stock Agreement."

    (2)Mr. Stanley H. Durwood beneficially owns 150 shares of the Company's Common Stock and options that are presently exercisable to acquire 55,000 shares of the Company's Common Stock, over which he has sole voting and investment power, which constitute less than 1% of the outstanding shares of such class. Mr. Stanley H. Durwood also beneficially owns 5,015,657 shares of the Company's Class B Stock, which constitute 100% of the oustanding shares of such class. Mr. Stanley H. Durwood has sole voting power over all of these shares of the Company's Class B Stock and sole investment power over 4,515,657 of these shares. As described above, Mr. Stanley H. Durwood may be deemed to share investment power over 500,000 of these shares with the Durwood Children. The Company's Class B Stock and Common Stock presently beneficially owned by Mr. Stanley H. Durwood represent approximately 78.9% of the voting power of the Company's stock, other than in the election of directors. Were all the shares of the Company's Class B stock converted into Common Stock, there would be approximately 18,403,841 shares of the Company's Common Stock outstanding, of which shares Mr. Stanley H. Durwood would beneficially own 5,070,657 shares (assuming such conversion and exercise of outstanding options), or approximately 27.5% of the outstanding number of shares of Common Stock.

    The Company's Class B Stock beneficially owned by Mr. Stanley H. Durwood is held under his Revocable Trust Agreement dated April 14, 1989, as amended, and the 1992 Durwood, Inc. Voting Trust dated December 12, 1992. The 1992 Trust is the record owner of the shares reported as beneficially owned, and Mr. Stanley
H. Durwood is the settlor and sole acting trustee of both trusts. The named successor trustees are Mr. Charles J. Egan, Jr., a director of the Company, and Mr. Raymond F. Beagle, Jr., the Company's general counsel. Under the terms of his revocable voting trust (the 1992 Trust), Mr. Stanley H. Durwood has all voting powers with respect to shares held therein during his lifetime. Thereafter, all voting rights with respect to such shares vest in his successor trustees and any additional trustees whom they might appoint, who shall exercise such rights by majority vote. Unless revoked by Mr. Stanley H. Durwood or otherwise terminated or extended in accordance with its terms, the 1992 Trust will terminate in 2030.

    As reported in the Schedule 13Ds filed by Mr. Stanley H. Durwood and the Durwood Children, the Durwood Family Stockholders have entered into the Durwood Family Settlement Agreement in which Mr. Stanley H. Durwood has agreed with the Durwood Children that if the price per share to the public of the 2.5 million shares of Company Common Stock proposed to be sold by the Durwood Children in the Secondary Offering is less than $18, Mr. Stanley H. Durwood will pay the Durwood Children the difference between such sale price and $18 (net of applicable underwriting commissions), up to $20 million in aggregate amount, in shares of Company Common Stock, as an adjustment to the original allocation of shares to be received by the Durwood

Children in the Merger. Mr. Stanley H. Durwood's holdings will diminish and the Durwood Children's holdings will increase if the Durwood Children acquire additional shares under such share adjustment. However, based on the number of shares of Common Stock and Class B Stock outstanding at October 2, 1997, such adjustment should not result in Mr. Stanley H. Durwood owning shares with less than 50% of the combined voting power of the outstanding Company stock unless the Durwood Family Stockholders determine to proceed with a Secondary Offering of the family's shares at a price to the public of less than approximately $7.03 per share ($8.38 assuming full conversion of the Company's outstanding $1.75 Cumulative Convertible Preferred Stock). Mr. Stanley H. Durwood's voting control also will be diluted if he is obligated to dispose of shares to honor tax and other indemnity obligations made to the Durwood Children and the Company in connection with the Merger and other related transactions, or if additional shares of Common Stock are issued under the Company's existing employee benefit plans.

    Because of the Escrow Agreement, Mr. Stanley H. Durwood may be deemed to share investment power over the 2,500,000 shares of the Company's Common Stock held under the Escrow Agreement that are owned by the Durwood Children. However, Mr. Stanley H. Durwood has disclaimed any beneficial ownership of any shares of the Company's Common Stock owned of record by the Durwood Children.

    (3)Mr. Thomas A. Durwood directly owns 1,315,083 shares of the Company's Common Stock and indirectly owns 146,120 shares of the Company's Common Stock through The Thomas A. and Barbara F. Durwood Family Investment Partnership, a California limited partnership. Each of Mr. Thomas A. Durwood and his wife serve as trustees of The Thomas A. Durwood and Barbara F. Durwood Family Trust, which is the general partner of this partnership.

BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth certain information as of October 2, 1997 with respect to beneficial ownership by Directors and Executive Officers of the Company's Common Stock and Class B Stock. The amounts set forth below include the vested portion of 500,000 shares of Common Stock subject to options under the Company's 1983 and 1984 Stock Option Plans and the

1994 Incentive Plan held by Executive Officers. Unless otherwise indicated, the persons named are believed to have sole voting and investment power over the shares shown as beneficially owned by them.

                                                         AMOUNT AND NATURE OF
                                                              BENEFICIAL             PERCENT OF
     TITLE OF CLASS       NAME OF BENEFICIAL OWNER            OWNERSHIP                CLASS
------------------------  ------------------------  ------------------------------  ------------
Common Stock              Stanley H. Durwood                    55,150(1)(2)               *
                          Peter C. Brown                       156,750(2)                  1.2%
                          Philip M. Singleton                  172,750(2)                  1.3%
                          Richard T. Walsh                      33,425(2)                  *
                          William T. Grant, II                   1,500                     *
                          John P. Mascotte                       2,000                     *
                          Paul E. Vardeman                         300                     *
                          All Directors and
                          Executive Officers as a
                          group (13 persons,
                          including the
                          individuals named above)             478,918(2)                  3.5%
Class B Stock             Stanley H. Durwood                 5,015,657(1)                100.0%

-------------------

    *Less than one percent.

    (1)See Notes 1 and 2 under "Security Ownership of Beneficial Owners." As stated therein, the shares of Class B Stock beneficially owned by Mr. Stanley H. Durwood are convertible into Common Stock on a share-for-share basis. The number and percentage of shares of Common Stock shown as beneficially owned do not give effect to the conversion option.

    (2)Includes shares subject to presently exercisable options to purchase Common Stock under the Company's 1983 and 1984 Stock Option Plans and the 1994 Incentive Plan, as follows: Mr. Stanley H. Durwood - 55,000 shares; Mr. Peter C. Brown - 156,750 shares; Mr. Philip M. Singleton - 156,750 shares; Mr. Richard T. Walsh - 33,375 shares; and all Executive Officers as a group - 457,000 shares.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors, and persons who own more than 10% of the Company's Common Stock and $1.75 Cumulative Convertible Preferred Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Executive Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal 1997 its Executive Officers, Directors and greater-than-10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

CERTAIN TRANSACTIONS

    Since their formation, the Company and AMC had been members of an affiliated group of companies (the "DI affiliated group") beneficially owned by Mr. Stanley
H. Durwood and members of his family. Mr. Stanley H. Durwood was President, Treasurer and the sole Director of DI and is the Chairman of the Board, Chief Executive Officer and a Director of the Company and AMC. There have been transactions involving the Company or its subsidiaries and the DI affiliated group prior to the Merger. The Company intends to ensure that all transactions with related parties are fair, reasonable and in the best interests of the Company. In that regard, the Audit Committee of the Board of Directors of the Company reviews all material proposed transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. Pursuant to the Settlement Agreement, the New Independent Directors approve or disapprove certain transactions between the Company and members of the Durwood family. See "Legal Proceedings." The Audit Committee consists of Messrs. Grant, Mascotte and Egan, none of whom are officers or employees of the Company or AMC nor were stockholders, directors, officers or employees of DI. Set forth below is a description of significant transactions which have occurred since March 29, 1996 or involve receivables that remain outstanding as of October 2, 1997.

THE MERGER

    GENERAL. Upon the recommendation of a special committee of the Board of Directors consisting of Messrs. Charles J. Egan, Jr. and Paul E. Vardeman, the New Independent Directors and the Board of Directors approved an Agreement and Plan of Merger and Reorganization dated as of March 31, 1997 (the "Merger Agreement") providing for the Merger of the Company and DI. On August 15, 1997, the Company's stockholders approved the Merger and the Merger was consummated on that date.

    Mr. Stanley H. Durwood has agreed to indemnify the Company for all losses resulting from any breach by DI of the Merger Agreement or resulting from any liability of DI and for all taxes attributable to DI prior to the effective time of the Merger and all losses in connection therewith.

    Mr. Stanley H. Durwood and Delta Properties, Inc. ("Delta"), a former subsidiary of DI, have agreed, subject to certain limitations, to indemnify the Company for any of DI's Merger expenses which were not paid prior to the effective time of the Merger and for 50% of the Company's expenses in connection with the Merger. This obligation of Mr. Stanley H. Durwood may be offset by certain Credit Amounts (as defined below under "-- The Indemnification Agreement.")

    As promptly as practicable after March 31, 2000, the Company will pay Mr. Stanley H. Durwood an amount equal to any Credit Amounts which have not been used to offset various of his obligations to the Company under the Stock Agreement, the Indemnification Agreement and the Registration Agreement, as such terms are defined below. If such benefits are realized after such date, the related Credit Amounts will be paid to Mr. Stanley H. Durwood when they are realized. See "-- The Indemnification Agreement; -- The Stock Agreement; -- The Registration Agreement; Secondary Offering."

    For a period for three years after the Merger, the Durwood Children have agreed to give an irrevocable proxy to the Secretary and each Assistant Secretary of the Company to vote their shares of Common Stock in the election of directors for each candidate in the same proportionate manner as the aggregate votes cast in such elections by other holders of Common Stock not affiliated with the Company, its directors and officers. See "--Certain Transactions -- The Merger -- The Stock Agreement."

    THE REGISTRATION AGREEMENT; SECONDARY OFFERING. As a condition to the Merger, the Company and the Durwood Family Stockholders have entered into a registration agreement (the "Registration Agreement") pursuant to which the Durwood Family Stockholders have agreed to sell at least 3,000,000 shares of Common Stock in a registered Secondary Offering and the Company has agreed to file a registration statement with respect to such shares so that the registration statement becomes effective not more than twelve months and not less than six months after the Merger. Consummation of the Secondary Offering is subject to certain conditions and other rights of the parties. Subject to certain conditions, the expenses of the Secondary Offering will be borne by Mr. Stanley H. Durwood and Delta. This obligation may be offset by certain Credit Amounts resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See "-- The Indemnification Agreement."

    THE INDEMNIFICATION AGREEMENT.  In connection with the Merger, Mr. Stanley
H. Durwood, Delta and the Durwood Children have entered into a agreement (the "Indemnification Agreement") agreeing to indemnify the Company from certain losses and expenses. Mr. Stanley H. Durwood will indemnify the Company from losses resulting from any breach by DI of its representations, warranties and covenants in the Merger Agreement or based upon any liability of DI and for any taxes (or losses incurred by the Company in connection therewith) attributable to DI or its subsidiaries for taxable periods prior to the effective time of the Merger, (ii) each of the Durwood Family Stockholders will (severally and not jointly) indemnify the Company for any losses which it might incur as a result of the breach by such party of certain tax related representations, warranties and covenants made by such party in the Stock Agreement and (iii) subject to certain conditions, Mr. Stanley H. Durwood and Delta will indemnify the Company from and against all of DI's Merger expenses that were not paid prior to the effective time of the Merger and 50% of the Company's Merger expenses.

    Mr. Stanley H. Durwood's obligations (i) to pay DI's unpaid expenses and 50% of the Company's Merger expenses, as required by the Indemnification Agreement,
(ii) to pay the Company's expenses in the Secondary Offering, as required by the Registration Agreement and (iii) to pay a $2 million penalty and 100% of the Company's Merger expenses if the Secondary Offering does not occur, as required by the Stock Agreement, may be offset by certain credit amounts resulting from net tax benefits realized by the Company from the utilization by the Company of DI's alternative minimum tax credit carryforwards and Missouri operating loss carryforwards ("Credit Amounts"). Any Credit Amount not so applied will be paid to Mr. Stanley H. Durwood promptly after March 31, 2000. Any Credit Amount that arises after March 31, 2000 also will be paid promptly to Mr. Stanley H. Durwood. The maximum amount of Credit Amounts that Mr. Durwood could be paid or could be used to offset his responsibilities to the Company is approximately $1,100,000, reduced by any amounts utilized on separate DI income tax returns for 1996 and the portion of 1997 prior to the effective time of the Merger.

    In connection with the Merger, the Company has agreed to indemnify the Durwood Children from losses resulting from any breach by the Company of any representation, warranty, covenant or agreement made by it in the Merger Agreement.

    The foregoing indemnification obligations generally will lapse on March 31, 2000.

    THE STOCK AGREEMENT. As a condition precedent to the Merger, the Durwood Family Stockholders entered into an agreement (the "Stock Agreement") which, for three years, limits the ability of the Durwood Children to deposit shares in a voting trust, solicit proxies, participate in election contests or make a proposal concerning an extraordinary transaction involving the Company. Under the Stock Agreement, the Durwood Children have also agreed, among other matters, for a period of three years, (i) to grant an irrevocable proxy to the Secretary and each Assistant Secretary of the Company to vote their shares of Common Stock for each candidate to the Company's Board of Directors in the same proportion as the aggregate votes cast by all other stockholders not affiliated with the Company, its directors or officers and (ii) that the Company will have a right of first refusal with respect to any such shares the Durwood children wish to sell in a transaction exempt from registration, except for shares sold in brokers' transactions. Pursuant to the Stock Agreement, the Durwood Family Stockholders have agreed for two years not to sell, exchange or otherwise dispose of approximately 50% of the shares acquired by them in the Merger. To this end, each of the Durwood Children has deposited 730,602 shares of Common Stock and Stanley H. Durwood has deposited 2,590,017 shares of Class B Stock in escrow. The Stock Agreement obligates Mr. Stanley H. Durwood and Delta to pay the Company $2 million and to reimburse the Company for all of its Merger expenses if the Secondary Offering is not consummated within 12 months after the Merger. The obligation may be offset by certain Credit Amounts resulting from the realization by the Company of tax benefits from the utilization of certain tax credits and operating loss carryforwards of DI. See "-- The Indemnification Agreement."

OTHER MATTERS

    Certain corporate departments of AMC performed general and administrative services for DI and its subsidiaries. AMC charged DI and its subsidiaries $116,000 for such services for fiscal 1996 and 1995. There was no general and administrative allocation in fiscal 1997.

    Periodically, AMC and DI reconciled any amounts owed by one company to the other. Charges to the intercompany account have included payments made by AMC on behalf of DI. The largest balance owed by DI and its subsidiaries to AMC during fiscal 1997 was $795,000.

    Ms. Marjorie D. Grant, a Vice President of AMC and the sister of Mr. Stanley
H. Durwood, has an employment agreement with the Company providing for an annual base salary of no less than $110,000, an automobile and, at the sole discretion of the Chief Executive Officer of the Company, a year-end bonus. Ms. Grant's current annual base salary is $110,000. During fiscal 1997, Ms. Grant received a bonus of $10,000 and a lump sum payment in lieu of a base salary increase of $4,400. Ms. Grant's employment agreement, executed July 1, 1996, terminates on June 30, 1999, or upon her death or disability. The agreement provides that in the event Mr. Stanley H. Durwood fails to control the management of the Company by reason of its sale, merger or consolidation, or because of his death or disability, or for any other reason, then the Company and Ms. Grant would each have the option to terminate the agreement. In such event, the Company would pay to Ms. Grant in cash a sum equal to the aggregate cash compensation, exclusive of bonus, to the end of the term of her employment under the agreement, after discounting such amount to its then present value using a discount rate equal to the prime rate of interest published in THE WALL STREET JOURNAL on the date of termination. The aggregate amount payable under the employment agreement, assuming termination by reason of a change of control and payment in a lump sum as of October 2, 1997, was approximately $178,000.

    Since July 1992, Mr. Jeffery W. Journagan, a son-in-law of Mr. Stanley H. Durwood, has been employed by a subsidiary of the Company. Mr. Journagan's current salary is approximately $82,540; he received bonuses of $21,600 and $7,500 for fiscal 1996 and 1997, respectively.

    During fiscal 1997, the Company retained Polsinelli, White, Vardeman & Shalton, P.C., to provide certain legal services to a subsidiary of AMC. Mr. Vardeman, who is a director of the Company, is a director, officer and shareholder of that law firm.

    For a description of certain employment agreements between the Company and Messrs. Stanley H. Durwood, Peter C. Brown, Philip M. Singleton and Richard M. Fay, see "Employment Contracts, Termination of Employment and Change in Control Arrangements."

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors recommends that the stockholders ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants to audit the financial statements of the Company for the fiscal year ending April 2, 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders, and if present, will have the opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 2, 1998.

3. PROPOSAL TO AMEND ARTICLE FOURTH OF THE RESTATED AND
AMENDED CERTIFICATE OF INCORPORATION

GENERAL

    The Board of Directors recommends to the stockholders for their approval and adoption the proposed amendments to sections (c) (v) (C) (1) and (2) of Article FOURTH of the Company's Restated and Amended Certificate of Incorporation set forth below (the "Proposed Amendments"). As explained below, the effect of the Proposed Amendments will be to preserve certain voting rights of holders of Common Stock in the election of Directors if the Company changes the market on which shares of Common Stock are listed.

    Under the Company's Restated and Amended Certificate of Incorporation and the Delaware General Corporation Law, the Proposed Amendments must be approved by the holders of a majority of the votes of outstanding shares of Common Stock and Class B Stock entitled to notice of and to vote at the Annual Meeting, voting as a single class, and by the affirmative vote of the holders of a majority of outstanding shares of Class B Stock, voting as a separate class. Under the Delaware General Corporation Law, in determining whether the Proposed Amendments have received the vote required, abstentions and broker non-votes will have the effect of a negative vote. The sole holder of the outstanding Class B Stock has advised the Company of his intention to vote in favor of the Proposed Amendments.

BACKGROUND

    Shares of the Company have been listed on the American Stock Exchange ("AMEX") since 1984. Prior to such listing, the Company's Certificate of Incorporation provided that holders of Class B Stock would elect 75% of the Board of Directors and holders of Common Stock would elect 25% of the Board of Directors; if the number of Directors was not an integral multiple of four, then any fraction produced that was more than one-half would be rounded up in favor of the Class B Stock or Common Stock, as the case might be, and any fraction of less than one-half would be eliminated.

    In connection with the original listing of its shares on the AMEX, the Company amended its Certificate of Incorporation (the "1984 Amendments") to provide that so long as the Company's Common Stock was listed on the AMEX, any fraction produced in calculating the number of directors that holders of Class B Stock are entitled to elect would be eliminated, whereas any fraction produced in calculating the number of directors that holders of Common Stock are entitled to elect would be rounded up. Pursuant to the 1984 Amendments, the Certificate of Incorporation was also amended to provide that, so long as the Company's Common Stock was listed on the AMEX, holders of Common Stock would vote with holders of Class B Stock in electing 75% of the Board of Directors if the total number of shares of Class B Stock ceased to represent at least 12 1/2% of the combined number of shares of Common Stock and Class B Stock outstanding, with each share of Common Stock having one vote and each share of Class B Stock having ten votes. As a result of the 1984 Amendments, voting rights of holders of Common Stock in the election of directors were enhanced.

    If the Company were to change listings from the AMEX to the New York Stock Exchange ("NYSE") or the Nasdaq National Market System ("NASDAQNMS"), and as a result the Company's Common Stock was no longer listed on the AMEX, the allocation of voting rights for directors between Common Stock and Class B Stock would revert to the arrangement that existed before the Company's AMEX listing. The Company believes that this was not the intent of the 1984 Amendments and that the voting rights afforded holders of Common Stock should not be affected by the market on which such shares are listed.

PROPOSED AMENDMENTS

    In order that a change in listing, should such occur, have a neutral effect on holders of Common Stock under the Company's Restated and Amended Certificate of Incorporation, the Board of Directors is recommending to stockholders that sections (c) (v) (C) (1) and (2) of Article FOURTH of the Restated and Amended Certificate of Incorporation be amended as set forth below. The Proposed Amendments preserve the existing voting arrangements in the election of directors, whether the Company's Common Stock is listed on the AMEX, the NYSE, the NASDAQNMS or any similar system of automated dissemination of quotations of securities prices in the United States. The revised text is set forth in bold and deleted text is bracketed.

"(C) ELECTION OF DIRECTORS. The right to vote on the election of directors of the corporation is subject to the following terms and conditions:

(1) So long as any shares of Class B Stock shall be outstanding (and not converted into shares of Common Stock pursuant to section (c)(iv) of Article Fourth hereof), at any time that the holders of any class of securities of the Corporation generally having the right to vote in the election of directors shall take any action for the purpose of electing directors, whether at an annual or special meeting of stockholders or otherwise, the holders of the shares of Class B Stock then outstanding, voting separately as a single class, with each outstanding share of Class B Stock having one vote per share for such purpose, shall have the exclusive right to elect such number of directors as shall equal 75% of the members of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors; PROVIDED, HOWEVER, that if such number of directors is not an integral multiple of four, the holders of Class B Stock shall have the exclusive right to elect such number of directors as shall equal 75% of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors with any fraction of one-half or more rounded up and with any fraction of less than one-half eliminated; and, PROVIDED FURTHER, HOWEVER, that so long as shares of Common Stock are listed on either The American Stock Exchange, THE NEW YORK STOCK EXCHANGE OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS' AUTOMATED QUOTATION NATIONAL MARKET SYSTEM OR ANY SIMILAR SYSTEM OF AUTOMATED DISSEMINATION OF QUOTATIONS OF SECURITIES PRICES IN THE UNITED STATES (EACH A "NATIONAL MARKET") any such fraction shall be eliminated. Notwithstanding anything herein to the contrary, in the event that the total number of shares of Class B Stock outstanding is less than 12 1/2% of the total number of shares of Class B Stock and Common Stock outstanding, then, so long as shares of Common Stock are listed on [The American Stock Exchange] A NATIONAL MARKET, the right to elect the said 75% of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors shall be vested in the holders of the outstanding shares of Common Stock and Class B Stock, voting together as if a single class, with each outstanding share of Common Stock having one vote per share for such purpose and each outstanding share of Class B Stock having ten votes per share for such purpose.

(2) At any time that the holders of any class of securities of the Corporation generally having the right to vote in the election of directors shall take any action for the purpose of electing directors, the holders of the shares of Common Stock then outstanding, voting separately as a single class, with each outstanding share of Common Stock having one vote per share for such purpose, shall have the exclusive right to elect such number of directors as shall equal 25% of the members of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors; PROVIDED, HOWEVER, that if such number of directors is not an integral multiple of four, the holders of Common Stock shall have the exclusive right to elect such number of directors as shall equal 25% of the board of directors to be elected by holders of shares generally having the right to vote in the election of directors with any fraction of more than one-half rounded up and with any fraction of one-half or less eliminated; and PROVIDED FURTHER, HOWEVER, that so long as shares of Common Stock are listed on [The American Stock Exchange] A NATIONAL MARKET any such fraction shall be rounded up."

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND ARTICLE FOURTH OF THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION.

4. OTHER MATTERS TO COME BEFORE THE MEETING

    No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matters.

    Stockholders who wish to present proposals for action at the Annual Meeting of Stockholders to be held in 1998 should submit their proposals to the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Company no later than June 28, 1998, for consideration for inclusion in the next year's Proxy Statement and proxy.

                                    By order of the Board of Directors

                                                    [SIGNATURE]

                                    Nancy L. Gallagher
                                    Vice President and Secretary

REQUESTS FOR ANNUAL REPORT

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL 1997 WILL BE SENT TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS SHOULD BE MADE TO THE DIRECTOR OF INVESTOR RELATIONS, AMC ENTERTAINMENT INC., P.O. BOX 419615, KANSAS CITY, MISSOURI 64141-6615.

                             AMC ENTERTAINMENT INC.
               106 WEST 14TH STREET - KANSAS CITY, MISSOURI 64105

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Messrs. Stanley H. Durwood and Peter C. Brown, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the Common Stock of AMC Entertainment Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 13, 1997 and at any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

1.         Election of Directors:        FOR all nominees listed                   WITHHOLD AUTHORITY
                                         (EXCEPT AS MARKED TO THE CONTRARY). / /   TO VOTE FOR THE NOMINEES LISTED. / /

          NOMINEES: Messrs. William T. Grant, II and John P. Mascotte

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
                                        ________________________________________

2.         PROPOSAL TO ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the
           Company for the fiscal year ending April 2, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.         PROPOSAL TO amend Article FOURTH of the Restated and Amended Certificate of Incorporation.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.         In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES NAMED AND "FOR" PROPOSALS 2 AND 3.

                                              Please date and sign exactly as
                                              name appears. When shares are held
                                              by joint tenants, both must sign.
                                              When signing as an attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.
                                              Date ________________________,1997
                                              Signature ________________________
                                              Signature (if held jointly) ______

                                              PLEASE MARK, SIGN, DATE AND RETURN
                                              THE PROXY CARD PROMPTLY USING THE
                                              ENCLOSED ENVELOPE.